Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 ) relating to 2,000,000 shares of Rush Enterprises, Inc.’s Class A Common Stock issuable pursuant to the Rush Enterprises, Inc. 2007 Long-Term Incentive Plan of our reports dated March 12, 2010, with respect to the consolidated financial statements of Rush Enterprises, Inc. and the effectiveness of internal control over financial reporting of Rush Enterprises, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, Texas
July 20, 2010